Exhibit 99.1

Vivos Therapeutics Reports Second Quarter 2025 Financial Results and Provides Operational Update

Quarter highlighted by the key acquisition of The Sleep Center of Nevada, which is generating revenue and seeing strong patient demand for Vivos’ differentiated array of highly effective OSA treatments

Management to Host Conference Call today at 5:00 pm ET

LITTLETON, Colo., August 19, 2025 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and technology company specializing in the development and commercialization of highly effective proprietary treatments for sleep related breathing disorders (including all severities of obstructive sleep apnea (OSA) in adults and moderate to severe OSA in children ages 6 - 17), today reported financial results and operating highlights for the three and six months ended June 30, 2025.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated, “The second quarter of 2025 was a particularly important one in the history of Vivos. Building on our initiatives from 2024, we completed the key acquisition of The Sleep Center of Nevada (SCN), the largest operator of medical sleep centers in Nevada. This acquisition marked a pivot in our core sales, marketing, and distribution model from one reliant on dentists alone for subscription and product revenue to a more comprehensive model that allows us to capture both OSA diagnostic and treatment revenue via more direct relationships with the patients who desperately need cutting-edge OSA treatments like ours.”

“This pivot was coupled with our investment in SCN plus a continued weaning off of our legacy enrollment revenue streams, and our weaker comparative second quarter results reflect this,” continued Mr. Huntsman. “However, we are thrilled with what we are seeing out of SCN, as we recognized approximately $500,000 of diagnostic sleep testing services revenue over just twenty days from the June 10 closing to the end of the quarter.”

“Moreover, demand at SCN locations adapted to our Vivos model so far continues to exceed our current capacity, with patient appointments booked out for weeks and less than 40% of patients currently being served. This validates our belief in our new model, and so we actively looking to scale this model in the quarters ahead with additional sleep center alliances or acquisitions. So, in sum, we believe we are ably navigating our strategic business model pivot, and we are confident that future of Vivos is bright and that our strategic initiatives have positioned us for long term growth,” concluded Mr. Huntsman.

Second Quarter 2025 Financial and Operating Summary

●	Revenue was $3.8 million for the second quarter of 2025 and $6.8 million for the six months ended June 30, 2025, compared to $4.1 million and $7.5 million for the three and six months ended June 30, 2024. The decline was expected and due to lower product and service revenue, resulting from Vivos’ ongoing pivot in its sales, marketing and distribution model to focus on sleep center provider-based alliances and acquisitions, highlighted by Vivos’ June 10, 2025 acquisition of SCN, the largest operator of medical sleep centers in Nevada (Vivos Closes SCN Acquisition);

●	Gross profit was $2.1 million for the second quarter of 2025 and $3.6 million for the six months ended June 30, 2025, compared to $2.7 million and $4.6 million for the comparable periods in 2024, the decline attributable to the decrease in product and service revenue;

●	Gross margin declined to 55% in the second quarter of 2025 from 65% in the second quarter of 2024. For the six months ended June 30, 2025, gross margin was 53% compared to 61% in the same period in 2024. This decrease was expected due to pricing discounts, shifts in product and service mix and the transition to Vivos’ new sales, marketing and distribution model;

●	Operating expenses for the second quarter ended June 30, 2025 were $7.0 million, a 52% increase compared to $4.6 million in the same period a year ago, reflecting increased spend in general and administrative owing to greater professional fees related to the equity and debt financings required for the acquisition and operation of SCN (much of which is expected to be non-recurring) and personnel and infrastructure costs associated with Vivos’ integration of SCN. For the six months ended June 30, 2025, operating expenses were $12.4 million versus $10.3 million in the same period in 2024.

●	The second quarter 2025 operating loss increased to $4.9 million compared to $1.9 million in the second quarter of 2024 and increased to $8.8 million for the six months ending June 30, 2025 from $5.7 million for the six months ended June 30, 2024.

●	At June 30, 2025, cash and cash equivalents were $4.4 million and stockholders’ equity was $4.6 million, compared to cash and equivalents of $6.2 million and stockholders’ equity of $8.0 million respectively, as of December 31, 2024.

Updated OSA Provider Management Model

In addition to growth through acquisitions of medical sleep providers like SCN, Vivos is actively developing an updated sleep practice management model that it is implementing in situations where the sleep center or medical practice owners are not interested in being purchased, but are interested in making the full array of Vivos’ OSA diagnostic and treatment options available to their patients.

In furtherance of this initiative, on July 14, 2025, Vivos entered into its first such management agreement with MISleep Solutions LLC to provide our full suite of Vivos treatments and services to OSA patients at a joint location in Auburn Hills, Michigan (which is near Detroit). Consistent with its updated approach, Vivos owns a supermajority equity stake in the management services company, with the sleep doctors having minority ownership interests. Facilities to support these operations are currently being remodeled, with an estimated opening date in October 2025. Vivos is exploring similar arrangements in other states.

Investor Call and 10-Q Filing

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time. Management will discuss further details on topics including Vivos’ strategic collaborations and their anticipated effect on near-term revenue growth and cash burn.

To access Vivos’ investor conference call, please dial (800) 717-1738, or for international callers, (646) 307-1865. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 1118815. The replay will be available until September 2, 2025

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available at Vivos’ website for 30 days following the call.

In addition, further information on Vivos’ financial results is included on the attached unaudited condensed consolidated balance sheets and statements of operations, and additional comments around Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. Vivos’ groundbreaking Complete Airway Repositioning and Expansion (CARE) devices are the only FDA 510(k) cleared technology for treating severe OSA in adults and the first to receive clearance for treating moderate to severe OSA in children.

OSA affects over 1 billion people worldwide, yet 90% remain undiagnosed and unaware of their condition. This chronic disorder is not just a sleep issue—it’s closely linked to many serious chronic health conditions. While the medical community has made strides in treating sleep disorders, breathing and sleep health remain areas that are still not fully understood. As a result, legacy OSA treatments like CPAP are often mechanistic and fail to address the root causes of OSA.

Founded in 2016 and based in Littleton, CO, Vivos is working to change this. Through innovative technology, education, and acquisitions of, or commercial collaborations with, sleep healthcare providers, Vivos is empowering healthcare providers to more thoroughly address the complex needs of OSA patients.

Vivos calls the use of its appliances and protocols to treat OSA The Vivos Method, which offers a proprietary, clinically effective solution that is nonsurgical, noninvasive, and nonpharmaceutical, providing hope to allow patients to Breathe New Life.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and conference call referred to herein, including statements of the Company’s management and other parties made in connection therewith, contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “would”, “should”, “expects”, “projects,” “potential,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal”. “aim” and variations of such words and similar expressions are intended to identify forward-looking statements. In this press release, forward-looking statements include, without limitation, those relating to (i) the actual future impact of the SCN acquisition on Vivos’ future revenues and results of operations and (ii) the anticipated benefits and potential expansion of Vivos’ marketing and distribution model as described herein. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual results of the initiatives described herein on Vivos’ future revenues and results of operations or the anticipated benefits of the Company’s new marketing and distribution model described herein may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to successfully integrate SCN’s business into its own or otherwise implement sales, marketing and other strategies that increase revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea diagnosis and treatment sector; (iv) the risk that Vivos may be unable to secure additional financing to acquire additional sleep centers practices on reasonable terms when needed, if at all, or maintain its Nasdaq listing, (v) market and other conditions that could impact Vivos’ business or ability to obtain financing, and (vi) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Media Inquiries:

Bradford Amman

Chief Financial Officer and Investor Relations Contact
investors@vivoslife.com

-Financial Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)	June 30, 2025	December 31, 2024

Current assets
Cash and cash equivalents	$4,402	$6,260
Accounts receivable, net of allowance of $664 and $390, respectively	1,633	430
Prepaid expenses and other current assets	695	783
Total current assets	6,730	7,473

Long-term assets
Goodwill	8,450	2,843
Property and equipment, net	5,129	3,350
Operating lease right-of-use asset	3,244	1,032
Intangible assets, net	2,225	370
Deposits and other	255	216
Total assets	$26,033	$15,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,763	$1,098
Accrued expenses	2,302	2,234
Current portion of contract liabilities	480	896
Current portion of operating lease liability	654	477
Current portion of financing lease liability	55	-
Current portion of debt	157	-
Other current liabilities	1,015	273
Total current liabilities	6,426	4,978

Long-term liabilities
Contract liabilities, net of current portion	5	97
Employee retention credit liability	2,904	1,220
Operating lease liability, net of current portion	2,814	1,035
Financing lease liability, net of current portion	141	-
Debt, net of current portion	7,760	-
Other liabilities	1,400	-
Total liabilities	21,450	7,330

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 7,324,807 shares as of June 30, 2025 and 5,889,520 shares as of December 31, 2024	-	-
Additional paid-in capital	117,647	112,141
Accumulated deficit	(113,064)	(104,187)
Total stockholders’ equity	4,583	7,954
Total liabilities and stockholders’ equity	$26,033	$15,284

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Product revenue	$1,885	$1,975	$3,698	$3,650
Service revenue	1,935	2,079	3,137	3,823
Total revenue	3,820	4,054	6,835	7,473

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,710	1,403	3,219	2,885

Gross profit	2,110	2,651	3,616	4,588

Operating expenses
General and administrative	6,409	4,122	11,298	9,043
Sales and marketing	260	320	615	973
Depreciation and amortization	306	145	483	291

Total operating expenses	6,975	4,587	12,396	10,307

Operating loss	(4,865)	(1,936)	(8,780)	(5,719)

Non-operating income (expense)
Other expense	(163)	(22)	(170)	(24)
Other income	15	28	73	51
Loss before income taxes	(5,013)	(1,930)	(8,877)	(5,692)

Net loss	$(5,013)	$(1,930)	$(8,877)	$(5,692)

Net loss per share (basic and diluted)	$(0.55)	$(0.60)	$(1.00)	$(2.06)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	9,087,202	3,228,363	8,842,604	2,768,934